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                             THE FUTURE NOW, INC.
                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ------ , 1995

To the Shareholders of The Future Now, Inc.:

   A Special Meeting of the Shareholders of The Future Now, Inc. ("TFN") will be held on ____________, 1995, at 10:00 a.m. at The Harley Hotel, Suite ___, 8020 Montgomery Road, Cincinnati, Ohio for the following purposes:


   1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger (the "Merger") into TFN of IE Ohio Acquisition Corporation ("Mergerco"), a newly formed Ohio corporation that is wholly owned by Intelligent Electronics, Inc. ("IE"), a Pennsylvania corporation, on the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying Proxy Statement/Prospectus. Pursuant to the Merger Agreement:
(i) Mergerco would be merged with and into TFN, and (ii) each outstanding shares of common stock of TFN, no par value ("TFN Common Stock"), would be converted into 0.6588 (the "Conversion Number") shares of Common Stock, par value $.01 per share, of IE (the "IE Common Stock"), and cash would be paid in lieu of any fractional share; provided, however, that the Merger Agreement may be terminated if the Average Closing Price (as defined in the Merger Agreement) of the IE Common Stock is less than $9.00 or more than $11.00, in each case unless the Conversion Number is adjusted, all as more particularly described in the Merger Agreement and in the accompanying Proxy Statement/Prospectus. Approval of the proposal to adopt the Merger Agreement will also authorize the Board of Directors of TFN to exercise its discretion whether (i) to elect to accept the adjustment to the Conversion Number that could be made if IE exercises its termination right because the Average Closing Price of IE Common Stock is greater than $11.00 and (ii) to elect to exercise TFN's termination right in the event the Average Closing Price of IE Common Stock is less than $9.00. It is possible that the Conversion Number will not be adjusted if the Average Closing Price is less than $9 or more than $11 or that the Merger might not proceed under those circumstances, each with differing consequences to TFN shareholders. For additional information, see "The Merger -- Determination of the Conversion Number" in the accompanying Proxy Statement/Prospectus.


   2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   Shareholders of record at the close of business on ------, 1995, are entitled to notice of and to vote at the Special Meeting. See "The Special Meeting" in the accompanying Proxy Statement/Prospectus.

   Each shareholder is invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed within the United States. Your proxy may be revoked at any time before it is voted by filing with the Secretary of TFN a written revocation of proxy bearing a later date, or by attending and voting in person at the Special Meeting.

                            By Order of the Board of Directors,
                            Norma Skoog, Secretary

August   , 1995

   The affirmative votes of the holders of (i) a majority of the outstanding shares of the TFN Common Stock, and (ii) a majority of the voting power of the TFN Common Stock represented in person or by proxy at the Special Meeting (excluding any shares owned by IE, executive officers of TFN and directors of TFN who are also employees of TFN), are required for the approval of the proposal to adopt the Merger Agreement.

   WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR EXCHANGE OF YOUR CERTIFICATES.